Exhibit 99.1

Executive Incentive Compensation Plans approved on April 28, 2006

On April 28, 2006, the Compensation Committee of the Company’s Board of Directors approved the 2006 Q2 – Q4 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue and earnings targets are met for the second, third and fourth quarters of 2006 and for the year ending December 31, 2006, the maximum cumulative payments to these executive officers under the 2006 Q2 – Q4 Executive Incentive Compensation Plan are as follows:

James R. Zarley	President and Chief Executive Officer	$340,000
Samuel J. Paisley	Chief Administrative Officer	$255,000
Jeffrey A. Pullen	Chief Operating Officer – U.S.	$180,000
Scott H. Ray	Chief Financial Officer	$230,000

Further, on April 28, 2006 the Compensation Committee of the Company’s Board of Directors approved the 2006 Q2 – Q4 Executive Incentive Compensation Plan for Peter Wolfert, Chief Technology Officer. Mr. Wolfert is eligible for a maximum cumulative payment of $110,000 if certain operating goals and objectives are met for the second, third and fourth quarters of 2006 and if certain revenue and earnings targets are met for the year ending December 31, 2006.

Further, on April 28, 2006 the Compensation Committee of the Company’s Board of Directors approved the 2006 Q2 Executive Incentive Compensation Plan for Carl White, Chief Operating Officer — Europe. Mr. White is eligible for a maximum payment of £14,000 if certain revenue and earnings targets are met for the quarter ending June 30, 2006.